Quotient Technology Inc. Reports Fourth Quarter and Full Year 2016 Financial Results

Delivered record revenues and record transaction volumes

- Q4 2016: revenue of $75.4M, transactions grew 47% to 691 million over Q4 2015

- FY 2016: revenue of $275.2M, transactions grew 48% to 2.4 billion over FY 2015

Shoppers registered on programs powered by Retailer iQ reaches ~30% of U.S. households

Company appoints two new members to Board of Directors

MOUNTAIN VIEW, Calif., Feb. 9, 2017 /PRNewswire/ -- Quotient Technology Inc. (NYSE: QUOT), a leading data-driven digital promotions and media company that connects brands, retailers, and shoppers, today reported financial results for the fourth quarter and year ended December 31, 2016.

"2016 was an exciting year," said Steven Boal, CEO at Quotient. "We delivered record revenue, record Adjusted EBITDA, and record transaction volume. Shopper adoption of Retailer iQ programs grew sharply, giving us national coverage and the ability to reach and influence about 30% of U.S. households with offers and media. Our significantly expanded reach gives CPGs and retailers the scale they need to shift more of their programs to digital. As we look to 2017, we will continue to expand our network and bring more value to CPGs, retailers and shoppers through promotions, targeted media and analytics. The shift to digital is accelerating, and we're excited by our momentum and the opportunity ahead."

Boal added, "I'd like to welcome Scott Raskin, President and CEO of Spigit and Mir Aamir, our President and COO, to our Board of Directors. Scott is a technology veteran and pioneer in innovation management. Through his roles at Spigit an Mindjet, he spearheaded a culture of innovation and best practices across Fortune 500 companies. We believe his expertise will be extremely valuable as we continue to grow and scale the business."

Fourth Quarter 2016 Financial Results

  Total revenue was $75.4 million in Q4 2016, a 9% increase over Q4 2015.
  Revenue from promotions and media were $58.5 million and $16.9 million, respectively, as compared to Q4 2015 revenue of $51.3 million and $18.1 million, respectively.
  GAAP net income for Q4 2016 was $3.5 million, an improvement over GAAP net loss of $3.6 million in Q4 2015.
  Adjusted EBITDA was $11.3 million in Q4 2016, a 51% increase over Q4 2015 of $7.5 million.
  Total transactions in Q4 were 691 million, up 47% over Q4 2015.

Full Year 2016 Financial Results

  Total revenue in 2016 was $275.2 million, a 16% increase over 2015.
  Revenue from promotions and media were $212.1 million and $63.1 million, respectively, as compared to 2015 revenue of $176.3 million and $61.0 million, respectively.
  GAAP net loss in 2016 was $19.5 million, an improvement over GAAP net loss of $26.7 million in 2015.
  Cash generated by operations in 2016 was $21.8 million, an increase of 136% over $9.2 million of cash generated in operations in 2015.
  Adjusted EBITDA was $32.5 million, a 77% increase over 2015 of $18.3 million.
  Total transactions in 2016 were 2.4 billion, up 48% over 2015.

Adjusted EBITDA, a non GAAP financial measure is reconciled to the corresponding GAAP measure at the end of this release.

2016 Business Highlights

Accelerated scale through Retailer iQ

  At the end of 2016, 21 major retailer banners and distributors were live on Retailer iQ, 16 of which have started digital marketing programs to engage shoppers, increase frequency of shopping trips and boost sales.
  Digital paperless transactions for the year grew 92% over 2015, representing 68% of all transactions in the year with growing mobile usage.
  The number of shoppers registered on programs powered by Retailer iQ grew to approximately 40 million, reaching approximately 30% of U.S. households, as brands and retailers use our platform to drive sales through promotions and media.

New partnerships expand network

  Signed new retailer partners onto Retailer iQ in the club and drug channels. Additionally, we began a distribution partner program to address the fragmented long tail within the large grocery channel and already have over 200 retailer banners implemented under this program. In total, our retailer partners represent approximately $400 billion of annual CPG sales, over two thirds of the estimated $600 billion of CPG sales in the U.S.
  Launched partnership with Samsung Pay to distribute digital coupons, making it easy for shoppers to link loyalty cards, clip savings and automatically redeem at checkout through their mobile payment solution.
  Distributed our first digital coupon on TV through a partnership with interactive TV company Ensequence, with distribution to more than 15 million Comcast customers as well as through 62 network affiliates

Quotient Insights drives opportunity across the business

  Further developed our Quotient Insights platform, combining exclusive shopper data from select retailers with unique shopper insights and behaviors from Coupons.com and thousands of publishing partners within our network. Through this platform, we will be able to bring to market enhanced targeting and measurement capabilities across promotions and media.
  Launched over 175 targeted promotional offers. Targeted promotions enable CPGs to digitally market offers with greater precision.

Company launched QMX, Quotient Media Exchange

The Company also announced today the launch of the Quotient Media Exchange (QMX), a data-driven solution where advertisers can leverage Quotient's reach and exclusive data to serve targeted media across the web and mobile. It combines in-store transaction data with online behavior and purchase intent data from Quotient's flagship brand, Coupons.com, and its thousands of publisher partners.

QMX is the first product launched using our Quotient Insights Platform, serving our CPG partners and other advertisers with better ways to target consumer segments with effective digital advertising. Through QMX, advertisers can run digital media campaigns targeted at consumer segments based on category purchase, brand or store affinity, geolocations, or other custom criteria that serve brand objectives. As of today, QMX has a potential audience reach of about 55 million in the U.S., enabling advertisers to reach a national audience or a single retailer's customers.

Business Outlook

As of today, Quotient is providing the following business outlook.

For the first quarter 2017, total revenue is expected to be in the range of $70.0 million to $73.0 million. Adjusted EBITDA for the first quarter 2017 is expected to be in the range of $6.5 million to $7.5 million.

For the full year 2017, total revenue is expected to be in the range of $307.0 million to $317.0 million. Adjusted EBITDA for the full year 2017 is expected to be in the range of $40.0 million to $45.0 million.

A reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to a corresponding GAAP measure is not available on a forward-looking basis without unreasonable efforts due to the high variability and low visibility of certain (income) expense items that are excluded in calculating Adjusted EBITDA.

Company Adds Scott Raskin and Mir Aamir to its Board of Directors

The Company appointed two new members to the Board of Directors, effective February 7, 2017: Scott Raskin, President and Chief Executive Officer of Spigit, and Mir Aamir, President and COO of Quotient. Raskin will also serve as a member of the Compensation Committee.

Raskin is President and Chief Executive Officer of Spigit, a leader in innovation management. He has more than 30 years of management and leadership experience in technology. Prior to working at Spigit, he was President and CEO of Mindjet, purchased in 2016 by Corel and President and Chief Operating Officer of Telelogic. He currently serves as Chairman of the Board for Spigit and MariaDB Corporation, and is a member of the Board of Directors for Temporary Housing, Inc. Raskin is a charter member of the San Francisco Bay Chapter of the Young Presidents Organization and graduated from the McCombs School of Business at the University of Texas, Austin.

Aamir joined Quotient in 2013 as Chief Financial Officer and Chief Operating Officer. He was promoted to President and Chief Operating Officer in 2015. He brings more than 18 years of finance, strategy and operating experience, primarily in the retail and consumer packaged goods (CPG) industries.

Full bios can be found on the Board of Directors page of Quotient.com.

Conference Call Information

Management will host a conference call and live webcast to discuss the Company's financial results and business outlook today at 4:30 p.m. EST / 1:30 p.m. PST. Questions that investors would like to see asked during the call should be sent to ir@quotient.com.

To access the call, please dial (877) 201-0168, or outside the U.S. (647) 788-4901, with Conference ID# 48593663 at least five minutes prior to the 1:30 p.m. PST start time. The live webcast and accompanying presentation can be accessed on the Investor Relations section of the Company website at: http://investors.quotient.com/. A replay of the webcast will be available on the website following the conference call.

Use of Non-GAAP Financial Measure

Quotient has presented Adjusted EBITDA, a non-GAAP financial measure, in this press release, because it is a key measure used by Quotient's management and board of directors to understand and evaluate core operating performance and trends, to prepare and approve its annual budget, to develop short and long-term operational plans, and to determine bonus payouts and executive officer compensation. In particular, the Company believes that the exclusion of the income (expenses) eliminated in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of its core business. Additionally, Adjusted EBITDA is a key financial measure used by the compensation committee of the board of directors in connection with the determination of compensation for its executive officers. Accordingly, Quotient believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating the Company's operating results in the same manner as the Company's management and board of directors. Quotient defines Adjusted EBITDA as net income/(loss) adjusted for stock-based compensation, depreciation and amortization, interest expense, other income (expense) – net, provision for (benefit from) income taxes, net change in fair value of escrowed shares and contingent consideration, one-time charge associated with certain distribution fees, gain on sale of right to use a web domain name and charges related to: Enterprise Resource Planning software implementation costs.

Quotient's use of Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of Quotient's financial results as reported under GAAP. Some of these limitations are:

  Although depreciation and amortization are non-cash expenses, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect capital expenditure requirements for such replacements or for new capital expenditure requirements; and
  Adjusted EBITDA does not reflect: (i) changes in, or cash requirements for, working capital needs; (ii) the potentially dilutive impact of stock-based compensation; (iii) tax payments that may represent a reduction in cash available to Quotient; (iv) the effects of stock-based compensation, depreciation and amortization, interest expense, other income (expense) – net, provision for (benefit from) income taxes, net change in fair value of escrowed shares and contingent consideration,  one time charge for certain distribution fees, gain on sale of right to use a web domain name and charges related to Enterprise Resource Planning software implementation costs; and (v) other companies, including companies in its industry, may calculate Adjusted EBITDA or similarly titled measures differently, which reduces its usefulness as a comparative measure.

This non-GAAP financial measure is not intended to be considered in isolation from, as substitutes for, or as superior to, the corresponding financial measures prepared in accordance with GAAP. Because of these and other limitations, Adjusted EBITDA should be considered along with other GAAP-based financial performance measures, including various cash flow metrics, net loss, and the Company's other GAAP financial results.

For a reconciliation of this non-GAAP financial measure to the nearest comparable GAAP financial measure, see "Reconciliation of Net Loss to Adjusted EBITDA" included in this press release.

Forward-Looking Statements

This press release contains forward-looking statements concerning the Company's current expectations and projections about future events and financial trends affecting its business. Forward looking statements in this press release include the Company's current expectations with respect to revenues and Adjusted EBITDA for the first quarter and full year 2017, the Company's expectations for the continued scaling and growth of the Retailer iQ digital platform, including expectations regarding its partner program and its ability to grow and perform and meet the expectations of consumers, retailers and CPGs, the Company's expectations regarding the future demand and behavior of consumers, retailers and CPGs, including the shift to digital, the Company's expectations for Quotient Media Exchange, including expectations regarding the potential reach of the product, the Company's expectations regarding its targeted promotions and targeted media offerings and the Company's expectations with respect to its future investments and growth and ability to leverage its investments and operating expenses. Forward-looking statements should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available to the Company's management at the date of this press release and its management's good faith belief as of such date with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to, the Company's financial performance, including its revenues, margins, costs, expenditures, growth rates and operating expenses, and its ability to generate positive cash flow and become profitable; the amount and timing of digital promotions by CPGs, which are affected by budget cycles, economic conditions and other factors; the Company's ability to adapt to changing market conditions, including the Company's ability to adapt to changes in consumer habits, including mobile device usage; seasonal variations in consumer behavior; the Company's ability to retain and expand its business with existing CPGs and retailers; the Company's ability to negotiate fee arrangements with CPGs and retailers; the impact of mobile on the Company's platform; the Company's ability to maintain and expand the use by consumers of digital promotions on its platforms and add retailers to such platforms; the Company's ability to attract and retain third-party advertising agencies, performance marketing networks distribution and channel partners, and other intermediaries; the Company's ability to effectively manage its growth; the effects of increased competition in the Company's markets and its ability to compete effectively; the Company's ability to effectively grow and train its sales team; the rate of adoption by consumers of new technology, such as our mobile print solution, introduced by the Company; the Company's ability to obtain new CPGs and retailers and to do so efficiently; the Company's ability to successfully integrate acquired companies into its business; the Company's ability to maintain, protect and enhance its brand and intellectual property; costs associated with defending intellectual property infringement and other claims; the Company's ability to successfully enter new markets; the Company's ability to develop and launch new services and features; the Company's ability to attract and retain qualified employees and key personnel, and other factors identified in the Company's filings with the Securities and Exchange Commission (the "SEC"), including its quarterly report on Form 10-Q filed with the SEC on November 8, 2016. Additional information will also be set forth in the Company's future quarterly reports on Form 10-Q, annual reports on Form 10-K and other filings that the Company makes with the SEC. Quotient disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

About Quotient Technology Inc.
Quotient Technology Inc. (NYSE: QUOT) is a leading digital promotion and media company that connects brands, retailers, and consumers. We distribute digital coupons and media through a variety of products, including digital paperless coupons, digital printable coupons, coupon codes and card linked offers. We operate Quotient Retailer iQ™, a real-time coupon platform that connects into a retailer's point-of-sale system and provides targeting and analytics for manufacturers and retailers. Our distribution network includes our flagship site and app, Coupons.com, as well as Grocery iQ™, Shopmium™, and our thousands of publisher partners. We serve hundreds of consumer packaged goods companies, such as Clorox, Procter & Gamble, General Mills and Kellogg's, as well as top retailers like Albertsons-Safeway, CVS, Dollar General, Kroger, and Walgreens. Founded in 1998, Quotient is based in Mountain View, Calif. Learn more at Quotient.com, and follow us on Twitter @Quotient.

Quotient Technology Inc., Quotient Retailer iQ, Coupons.com, Grocery iQ and Shopmium are trademarks of Quotient Technology Inc. All other marks are owned by their respective owners

Investor Relations Contact:
Stacie Clements
Vice President, Investor Relations
Phone: 650-605-4535
ir@quotient.com

Media Contact:
Paul Sloan
Vice President, Communications
Phone: 650-396-8754
press@quotient.com

QUOTIENT TECHNOLOGY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	December 31,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$ 106,174	$ 134,947
Short-term investments	69,172	25,000
Accounts receivable, net	71,945	63,239
Prepaid expenses and other current assets	6,293	5,297
Total current assets	253,584	228,483
Property and equipment, net	16,376	25,128
Intangible assets, net	47,987	14,880
Goodwill	43,895	43,895
Other assets	914	8,685
Total assets	$ 362,756	$ 321,071
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 4,968	$ 8,187
Accrued compensation and benefits	13,202	15,237
Other current liabilities	20,864	20,170
Deferred revenues	6,856	7,342
Total current liabilities	45,890	50,936
Other non-current liabilities	78	5
Deferred rent	2,285	701
Contingent consideration related to acquisitions	185	1,407
Deferred tax liabilities	2,569	2,532
Total liabilities	51,007	55,581

Stockholders' equity:
Common stock	1	1
Additional paid-in capital	647,474	570,588
Treasury stock, at cost	(96,574)	(85,427)
Accumulated other comprehensive loss	(748)	(747)
Accumulated deficit	(238,404)	(218,925)
Total stockholders' equity	311,749	265,490
Total liabilities and stockholders' equity	$ 362,756	$ 321,071

QUOTIENT TECHNOLOGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	ThreeMonths Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Revenues	$ 75,422	$ 69,413	$ 275,190	$ 237,309
Costs and expenses:
Cost of revenues (1)	29,370	25,436	114,870	92,203
Sales and marketing (1)	24,940	26,133	92,596	92,454
Research and development (1)	12,084	11,696	50,503	48,367
General and administrative (1)	11,010	10,093	43,404	34,833
Change in fair value of escrowed shares and contingent consideration, net	(5,487)	(253)	(6,450)	1,231
Total costs and expenses	71,917	73,105	294,923	269,088
Net income (loss) from operations	3,505	(3,692)	(19,733)	(31,779)
Interest expense	—	(2)	—	(290)
Gain on sale of a right to use a web domain name	—	—	—	4,800
Other income (expense), net	77	(48)	495	(22)
Net income (loss) before income taxes	3,582	(3,742)	(19,238)	(27,291)
Provision for (benefit from) income taxes	48	(173)	241	(561)
Net income (loss)	$ 3,534	$ (3,569)	$ (19,479)	$ (26,730)

Net income (loss) per share:
Basic	$ 0.04	$ (0.04)	$ (0.23)	$ (0.32)
Diluted	$ 0.04	$ (0.04)	$ (0.23)	$ (0.32)
Weighted-average shares used to compute net income (loss) per share:
Basic	86,160	82,744	84,157	82,807
Diluted	89,520	82,744	84,157	82,807

1) The stock-based compensation expense included above was as follows:

	ThreeMonths Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Cost of revenues	$ 364	$ 427	$ 1,821	$ 1,728
Sales and marketing	1,497	1,561	5,776	10,658
Research and development	1,558	2,220	7,286	9,680
General and administrative	3,220	2,625	13,403	10,280
Total stock-based compensation	$ 6,639	$ 6,833	$ 28,286	$ 32,346

QUOTIENT TECHNOLOGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)
	Year Ended
	December 31,
	2016	2015
Cash flows from operating activities:
Net loss	$ (19,479)	$ (26,730)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	22,770	16,500
Stock-based compensation	28,286	32,346
Amortization of debt issuance cost	—	134
Gain on sale of a right to use a web domain name	—	(4,800)
Loss on disposal of property and equipment	476	146
Allowance for doubtful accounts	652	680
Deferred income taxes	241	(561)
One-time charge for certain distribution fees	7,435	—
Change in fair value of escrowed shares and contingent consideration, net	(6,450)	1,231
Changes in operating assets and liabilities:
Accounts receivable	(9,358)	(12,792)
Prepaid expenses and other current assets	1,360	(1,231)
Accounts payable and other current liabilities	(1,718)	2,967
Accrued compensation and benefits	(1,914)	146
Deferred revenues	(486)	1,189
Other liabilities	—	6
Net cash provided by operating activities	21,815	9,231

Cash flows from investing activities:
Purchases of property and equipment	(6,281)	(13,170)
Purchases of intangible assets	(106)	(636)
Proceeds from sale of a right to use a web domain name	—	4,800
Acquisitions, net of cash acquired	—	(16,806)
Purchases of short-term investments	(88,172)	(25,000)
Maturities of short-term investments	44,000	—
Net cash used in investing activities	(50,559)	(50,812)

Cash flows from financing activities:
Proceeds from issuance of common stock	11,966	5,680
Repurchases of common stock	(11,944)	(22,695)
Repayment of debt obligations	—	(7,500)
Principal payments on capital lease obligations	(48)	(62)
Net cash used in financing activities	(26)	(24,577)
Effect of exchange rates on cash and cash equivalents	(3)	30
Net decrease in cash and cash equivalents	(28,773)	(66,128)
Cash and cash equivalents at beginning of period	134,947	201,075
Cash and cash equivalents at end of period	$ 106,174	$ 134,947

QUOTIENT TECHNOLOGY INC.
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA AND TRANSACTION DATA
(Unaudited, in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Net income (loss)	$ 3,534	$ (3,569)	$ (19,479)	$ (26,730)
Adjustments:
Stock-based compensation	6,639	6,833	28,286	32,346
Depreciation, amortization and other (1)	6,686	4,621	22,938	16,500
One-time charge for certain distribution fees	—	—	7,435	—
Change in fair value of escrowed shares and contingent consideration, net	(5,487)	(253)	(6,450)	1,231
Interest expense	—	2	—	290
Other (income) expense, net	(77)	48	(495)	22
Provision for (benefit from) income taxes	48	(173)	241	(561)
Gain on sale of a right to use a web domain name	—	—	—	(4,800)

Total adjustments	$ 7,809	$ 11,078	$ 51,955	$ 45,028

Adjusted EBITDA	$ 11,343	$ 7,509	$ 32,476	$ 18,298

Transactions (2)	691,310	469,010	2,445,455	1,657,039

(1) Other includes enterprise resource planning software implementation costs of $0.2 million for the three and twelve months ended December 31, 2016.

(2) A transaction is any action that generates revenue, directly or indirectly, including per item transaction fees, revenue sharing fees, set up fees and volume-based fixed fees. Transactions exclude self-generated retailer offers where no revenue is received.